Exhibit 99.1

Editas Medicine Announces Third Quarter 2016 Results and Update

Further strengthened leadership team with appointments of Charles Albright, Ph.D., as Chief Scientific Officer, and Gerald Cox, M.D., Ph.D., as Chief Medical Officer

CAMBRIDGE, Mass., November 7, 2016 – Editas Medicine, Inc. (NASDAQ: EDIT), a leading genome editing company, today reported financial results for the third quarter ended September 30, 2016, and provided an update on recent accomplishments and upcoming events.

“We made important progress in the third quarter of 2016 across all three of our key strategic objectives,” said Katrine Bosley, President and Chief Executive Officer of Editas Medicine.  “Most notably, the addition of Charlie Albright and Gerry Cox to lead our scientific and clinical teams further reinforces our belief that we have the right team and platform to advance CRISPR medicines broadly.”

Recent Highlights

•

Appointed Charles Albright, Ph.D., as Chief Scientific Officer.  Dr. Albright brings more than 25 years of life sciences industry and academic leadership experience.  He has advanced multiple medicines into the clinic over the course of his career, most recently as Vice President of Genetically Defined Diseases and Genomics at Bristol-Myers Squibb.  Previously, Dr. Albright held positions at Incyte Corporation and DuPont Pharmaceuticals and was an Assistant Professor of Biochemistry at Vanderbilt University.

•

Appointed Gerald Cox, M.D., Ph.D., as Chief Medical Officer.  Dr. Cox held senior clinical development roles at Sanofi Genzyme (formerly Genzyme Corporation) for over 15 years, most recently as Vice President of Rare Disease Clinical Development.  He was instrumental in the development and approval of treatments for lysosomal storage disorders, including the enzyme replacement therapies Aldurazyme® (iduronidase) for Mucopolysaccharidosis type I in 2013, Myozyme® (alglucosidase alfa) for Pompe disease in 2006, Elaprase® (idursulfase) for Mucopolysaccharidosis type II in Japan and the Asia Pacific region in 2007, and the substrate reduction therapy Cerdelga® (eliglustat) for Gaucher disease type I in 2014.

•

Presented data on the use of CRISPR/Cas9-mediated gene editing in human hematopoietic stem/progenitor cells (HSPCs) in a poster presentation at the 24th Annual Congress of the European Society of Gene and Cell Therapy, hosted in conjunction with the 2016 International Symposia of the International Society for Stem Cell Research.  The data presented the Company's continued progress in editing human HSPCs obtained from

multiple patients.    Edited HSPCs were viable, retained ex vivo hematopoietic activity, and supported blood reconstitution following transplantation in mice.  Importantly, similar levels of gene editing were observed in HSPCs before and after transplantation, and edited cells transplanted into secondary recipients’ reconstituted human blood for up to 26 weeks.

Upcoming Events

•	Editas management will present a Company overview and host meetings with investors at the Stifel Healthcare Conference 2016 to be held November 15-16.

•

Editas scientists will present data on the Company's hematopoietic stem/progenitor cell program in a poster session at the 58th American Society of Hematology Annual Meeting & Exposition to be held December 3-6.

Poster Title: Highly Efficient CRISPR/Cas9 Mediated Gene Editing in Long-Term Engrafting Human Hematopoietic Stem/Progenitor Cells

Authors: J. M. Heath, A. Chalishazar, C.S. Lee, W. Selleck, C. Cotta-Ramusino, D. Bumcrot, J.L. Gori

Session Name: Gene Therapy and Transfer: Poster I

Time: Saturday, December 3, 2016, 5:30-7:30 p.m.

Location: San Diego Convention Center, Hall GH

Third Quarter 2016 Financial Results

Cash and cash equivalents at September 30, 2016, were $199.9 million, compared to $143.2 million at December 31, 2015.

For the three months ended September 30, 2016, net loss attributable to common stockholders was $21.0 million, or $0.59 per share, compared to $7.5 million, or $2.57 per share, for the same period in 2015.

•

Collaboration and other research and development revenues were $1.0 million for the three months ended September 30, 2016, and consisted of $0.8 million of revenue recognized pursuant to our collaboration with Juno Therapeutics and $0.2 million of revenue recognized pursuant to our agreement with Cystic Fibrosis Foundation Therapeutics, Inc.  Collaboration and other research and development revenues were $0.7 million for the three months ended September 30, 2015, and consisted of revenue recognized pursuant to our collaboration with Juno Therapeutics.

•

Research and development expenses increased by $6.9 million, to $10.8 million for the three months ended September 30, 2016, from $3.9 million for the three months ended September 30, 2015.  The $6.9 million increase was due to a $2.8 million increase in employee and non-employee related expenses, including stock-based compensation resulting from an increase in the size of our workforce, a $2.2 million increase in our process and platform development expenses due to increased research activity, a $1.1 million increase in facility-related costs resulting from additional office and laboratory space, and a $0.8 million increase in certain license fees and expenses.

•

General and administrative expenses increased by $7.1 million to $11.3 million for the three months ended September 30, 2016, from $4.2 million for the three months ended September 30, 2015.  The $7.1 million increase in general and administrative expenses consisted of an increase of $4.3 million in legal fees to support patents that we own or in-license, including costs for the prosecution and maintenance of patents that we own or in-license as well as to procure the application for and issuance of additional patents in the United States and other jurisdictions, an increase of $1.8 million in employee compensation costs, and a $1.0 million increase in office and facility costs related to our new headquarters.

Conference Call

The Editas management team will host a conference call and webcast today at 5:00 p.m. ET to provide and discuss a corporate update and third quarter 2016 financial results.  To access the call, please dial 877-809-6321 (domestic) or 615-247-0223 (international) and provide the passcode 8708082.  A live webcast of the call will be available on the Investors & Media section of the Editas website at www.editasmedicine.com and a replay will be available approximately two hours after its completion.

About Editas Medicine

Editas Medicine is a leading genome editing company dedicated to treating patients with genetically-defined diseases by correcting their disease-causing genes.  The Company was founded by world leaders in genome editing, and its mission is to translate the promise of genome editing science into a broad class of transformative genomic medicines to benefit the greatest number of patients.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

EDITAS MEDICINE, INC.

Condensed Consolidated Statement of Operations

(amounts in thousands, except per share and share data)

(unaudited)

	Three Months Ended
	September 30,
	2016	2015
Collaboration and other research and development revenues	$962	$670
Operating expenses:
Research and development	10,832	3,850
General and administrative	11,295	4,202
Total operating expenses	22,127	8,052
Operating loss	(21,165)	(7,382)
Other income (expense), net:
Other income (expense), net	3	21
Interest income (expense), net	142	(44)
Total other income (expense), net	145	(23)
Net loss and comprehensive loss	$(21,020)	$(7,405)
Accretion of redeemable convertible preferred stock to redemption value	-	(104)
Net loss attributable to common stockholders	$(21,020)	$(7,509)
Net loss per share attributable to common stockholders, basic and diluted	$(0.59)	$(2.57)
Weighted-average common shares outstanding, basic and diluted	35,505,429	2,925,843

EDITAS MEDICINE, INC.

Selected Condensed Consolidated Balance Sheet Items

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$199,874	$143,180
Working capital	189,692	138,060
Total assets	242,153	149,363
Deferred revenue	25,800	25,321
Redeemable convertible preferred stock	-	199,915
Total stockholders' equity (deficit)	170,176	(83,114)

Media Contact

Dan Budwick

Pure Communications, Inc.

(973) 271-6085

dan@purecommunicationsinc.com

Investor Contact

Mark Mullikin

Editas Medicine, Inc.

(617) 401-9083

mark.mullikin@editasmed.com